Exhibit 3.1

SECOND AMENDMENT TO

BY-LAWS

OF

VERADIGM INC.

(A DELAWARE CORPORATION),

AS AMENDED AND RESTATED ON AUGUST 18, 2015

This Second Amendment (this “Amendment”) to the By-Laws, as amended and restated on August 18, 2015 and as further amended on January 1, 2023 (the “By-Laws”), of Veradigm Inc., a Delaware corporation f/k/a Allscripts Healthcare Solutions, Inc. (the “Corporation”), is made as of December 7, 2023 in accordance with Article Ninth of the Fifth Amended and Restated Certificate of Incorporation of the Corporation, as amended effective January 1, 2023, Article VIII of the By-Laws and Section 109(a) of the General Corporation Law of the State of Delaware. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the By-Laws.

The By-Laws are hereby amended as follows:

The first sentence of Section 4 of Article III of the By-Laws is hereby amended and restated in its entirety to read as follows: “The Board of Directors may appoint a Chairman from time to time, who may or may not be an independent director of the Corporation.”

Except as expressly set forth in this Amendment, the provisions of the By-Laws shall remain unchanged. In the event of an inconsistency between this Amendment and the By-Laws, the provisions of this Amendment shall control.

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IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date set forth above.

VERADIGM INC.

By:	/s/ Eric Jacobson
Name:	Eric Jacobson
Title:	Authorized Signatory

Signature Page to Second Amendment to By-Laws of Veradigm Inc.